Exhibit 23.7

Consent of Independent Auditors

We consent to the use of our report dated February 13, 2015, with respect to the balance sheets of Photovoltaika Parka Verioa I Anonymi Etaireia as of December 31, 2013 and 2012, and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the year ended December 31, 2013 and the period from February 15, 2012 (date of incorporation) to December 31, 2012, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Shanghai, China

September 29, 2015